Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

PINNACLE ENTERTAINMENT REPORTS SECOND QUARTER 2007 RESULTS

Strong results at L’Auberge du Lac, Belterra and Boomtown New Orleans

LAS VEGAS, August 7, 2007 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the second quarter and six months ended June 30, 2007.

For the second quarter of 2007, revenues were $232.9 million and Consolidated Adjusted EBITDA(1) was $46.0 million. The second quarter’s results reflect continued strong performances at L’Auberge du Lac and Belterra as well as the benefit of the December 2006 acquisition of the President Riverboat Casino. Boomtown New Orleans also had a strong quarter, consistent with the past two quarters, although this fell short of the prior year’s second quarter when the property benefited from the temporary closure of casinos along the Mississippi Gulf Coast following the major hurricanes of 2005. For the 2006 second quarter, revenues were $228.8 million and Consolidated Adjusted EBITDA was $54.5 million.

On a GAAP (“Generally Accepted Accounting Principles”) basis, the Company reported net income of $9.9 million, or $0.16 per share. There were several unusual factors in both the recent and prior-year quarters. The 2007 second quarter results reflect increased pre-opening and development costs and a loss on early extinguishment of debt offset by an increase in capitalized interest and an income tax benefit due to the favorable settlement of certain prior years’ tax related matters. GAAP net income for the 2006 second quarter was $46.0 million, or $0.93 per share. The 2006 second quarter results included net proceeds of approximately $44.8 million related to the Company’s terminated merger agreement with Aztar Corporation and a $10.7 million pre-tax gain on the sale of its Crystal Park card club in California.

Six-Month Results

For the six months ended June 30, 2007, revenues were $465.7 million and Consolidated Adjusted EBITDA(1) was $89.8 million as compared to revenues of $463.0 million and Consolidated Adjusted EBITDA of $114.0 million for the prior-year period. The 2007 six-month results reflect continued strong performances at L’Auberge du Lac and Belterra, as well as the benefit of the December 2006 acquisition of the President Riverboat Casino. Boomtown New Orleans also performed well on a six-month basis, exceeding all comparable prior-year periods, except for the first six months of 2006, when most of the casinos along the Mississippi Gulf Coast remained closed following Hurricane Katrina.

On a GAAP basis, net income for the first half of 2007 was $12.8 million, or $0.21 per share. The 2007 results reflect increased pre-opening and development costs and a loss on early extinguishment of debt of $6.1 million offset by an increase in capitalized interest and the income tax benefit mentioned above. GAAP net income for the first half of 2006 was $59.5 million, or $1.22 per share. The 2006 results included net proceeds of approximately $44.8 million related to the Company’s terminated merger agreement with Aztar Corporation and a $10.7 million pre-tax gain on the sale of its Crystal Park card club.

“We are pleased with our solid operating performance in the second quarter of 2007, led by a record Adjusted EBITDA quarter at L’Auberge du Lac. We recently ‘topped off’ L’Auberge’s 250-guestroom addition which is on schedule for a December 2007 opening,” said Daniel R. Lee, Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc. “We also continue to work diligently on our other development projects. In St. Louis, our construction and operating teams are preparing Lumière Place for opening in the fourth quarter of this year, pending final approval of the Missouri Gaming Commission. Also, the preparatory work on our Atlantic City project site continues. We have selected the executive architects and expect to implode the larger buildings on the site in the fall.”

Recent Developments

•

Pinnacle recently began renovation of its former Embassy Suites hotel in St. Louis, Missouri, including construction of a sky bridge connecting the facility to the casino at Lumière Place. Upon completion, including the 200-guestroom luxury hotel currently under construction above the casino, there will be 497 guestrooms at Lumière Place. The dramatic downtown complex will offer approximately 2,000 slot machines and 48 table games, a poker room with an additional 13 gaming tables, a luxury spa, several restaurants, approximately 12,000 square feet of meeting and convention space, and a pedestrian tunnel linking the complex to the America’s Center convention center and the city’s central business district.

•

At the River City project, Pinnacle has begun construction of the access road from a nearby interstate to the casino hotel. In order to bring its site to above historical flood levels, the Company added almost 1 million cubic yards of fill to the site, raising the 80-acre site by an average of approximately eight feet. The River City project is currently expected to open during the first half of 2009, subject to licensing by the Missouri Gaming Commission.

•

In June 2007, the Louisiana Gaming Control Board approved Pinnacle’s architectural plans for the Company’s proposed Sugarcane Bay project in Lake Charles, Louisiana. Located adjacent to the L’Auberge du Lac facility, Sugarcane Bay is expected to include approximately 400 guestrooms and suites, approximately 1,500 slot machines, and 50 table games, including a poker room.

•

Pinnacle continues to design its Atlantic City project, which process for a project of this magnitude will take more than a year to complete. The Company has been removing salvageable material from the buildings on the site and, as noted, expects to implode several of the site’s existing buildings this fall, pending receipt of all necessary approvals. The new casino resort is expected to open in 2011 or 2012.

•

The Company has begun construction of a 31-guestroom hotel adjoining its principal Casino Magic Argentina property in the Province of Neuquén. The first half of these rooms are expected to open in the third quarter of 2007, with the balance to be completed in early 2008. The new hotel is expected to cost approximately US$13 million and is being funded through the property’s existing cash balances and cash flows from the Argentina operations.

•

On June 8, 2007, the Company issued $385 million aggregate principal amount of 7.50% senior subordinated notes due 2015. Net proceeds to the Company were approximately $371 million. Pinnacle used a portion of these proceeds to retire all of the $275 million of outstanding term loans under its credit facility and acquired $25 million aggregate principal amount of its 8.25% senior subordinated notes due 2012. The Company expects to use the remaining net proceeds for general corporate purposes and to provide a portion of the funds needed for one or more of its capital projects.

•	Artists’ renderings for the Company’s various projects and pictures of the work in progress are available via its corporate website at www.pnkinc.com.

Property Highlights

L’Auberge du Lac

L’Auberge du Lac generated revenues of $81.8 million for the second quarter of 2007, a 5.5% increase over the $77.6 million in the same 2006 period. These strong business levels contributed to a 17.7% increase in Adjusted EBITDA to a record $20.9 million as compared to $17.7 million in the same 2006 period. The Adjusted EBITDA margin at L’Auberge du Lac improved to 25.5% for the second quarter of 2007 from 22.9% in the same 2006 period. Occupancy at L’Auberge du Lac’s 743-guestroom hotel was 94.9% in the second quarter and 91.9% for the twelve months ended June 30, 2007.

Boomtown New Orleans

Revenues and Adjusted EBITDA for Boomtown New Orleans for the second quarter of 2007 were $41.0 million and $14.3 million, respectively. Such Adjusted EBITDA was similar to the $14.6 million of Adjusted EBITDA in the first quarter of 2007 and $12.4 million of Adjusted EBITDA in the fourth quarter of 2006. These results reflect the continued strength in the West Bank community and overall growth compared to pre-Hurricane Katrina operating results. Pre-hurricane revenues and Adjusted EBITDA in the 2005 second quarter were $28.6 million and $8.1 million, respectively.

For a few quarters following the 2005 hurricanes, several key competitors were closed in the New Orleans and Mississippi Gulf Coast gaming markets. As a result, Boomtown New Orleans benefited with revenues and Adjusted EBITDA in the prior-year quarter of $52.0 million and $21.7 million, respectively. As competitors reopened, Boomtown New Orleans’ results have moderated from its post-hurricane peak levels of 2006, but remain considerably higher than the pre-hurricane levels.

Belterra Casino Resort

Belterra’s revenues improved to $44.5 million for the second quarter of 2007 compared to $42.9 million in the 2006 period. The increase in revenues contributed to the 11.7% increase in Adjusted EBITDA to $11.5 million (before the $985,000 asset write-off discussed below) in the 2007 quarter compared to $10.3 million in the prior-year period. Adjusted EBITDA margin at Belterra improved to 25.8% for the second quarter of 2007 from 23.9% in the same 2006 period.

On May 11, 2007, the Governor of Indiana signed legislation approving the installation of 2,000 slot machines at each of two racetracks in the Indianapolis area. Due to the significant expansion of gaming capacity in this market, the Company postponed indefinitely its planned 250-guestroom addition, resulting in a write-off in the quarter of $985,000 of accumulated project costs. The Company is, however, refurbishing the high-end suites at the property and is building 10,000 square feet of retail space, enhancing Belterra’s position as the quality leader among casinos in southern Indiana. The five new retail stores and the suite refurbishments are expected to be completed in the third and fourth quarters of 2007, respectively.

Boomtown Bossier City

Revenues and Adjusted EBITDA for Boomtown Bossier City for the 2007 second quarter were $22.2 million and $4.4 million, respectively. The 2006 second quarter revenues and Adjusted EBITDA were $23.9 million and $6.1 million, respectively. Operating results for the 2006 quarter reflect the benefit of a temporary increase in the local population and reduced regional competition due to the major hurricanes of 2005.

The Company is outfitting a barge with escalators that will adjoin the Boomtown casino, improving access to the casino in this highly competitive market. The escalator boat is expected to be completed and installed in mid-2008.

President Riverboat Casino

In December 2006, the Company acquired the President Riverboat Casino, which is near the Lumière Place project in downtown St. Louis. The President generated revenues and Adjusted EBITDA of $14.9 million and $1.7 million, respectively, for the three months ended June 30, 2007.

Boomtown Reno

In the 2007 second quarter, Adjusted EBITDA at Boomtown Reno was $1.9 million versus $2.2 million for the comparable period in 2006, while revenues were $19.0 million compared to $22.5 million. The decrease in Adjusted EBITDA is due primarily to the closure of the Boomtown truck stop on June 15, 2007. Such facility was closed to facilitate construction of the neighboring Cabela’s store, which is scheduled to open in the fall of 2007. The Company plans to begin construction in the fourth quarter of a new satellite casino and travel plaza, replacing the truck stop, at a different location on its developable 470 acres.

International

The International segment includes the financial results for Casino Magic Argentina and the Casino at Emerald Bay located in The Bahamas. Revenues for the 2007 second quarter increased to $9.3 million versus $6.6 million in last year’s quarter. Adjusted EBITDA decreased to $2.0 million in the second quarter of 2007 from $2.2 million in the 2006 period primarily due to certain non-recurring legal and administrative costs.

Other

“Other” consists of numerous small items and the former Embassy Suites hotel in downtown St. Louis, which closed on March 31, 2007 to accommodate a renovation that will cost approximately $16.0 million, not including pre-opening costs. Other revenues and Adjusted EBITDA for the 2006 second quarter were $3.3 million and $617,000, respectively.

Other Items

Corporate Expenses. The Company continues to enhance its corporate resources and broaden its base of operations to oversee the numerous projects now in development. As a result, corporate costs for the second quarter of 2007 increased to $10.9 million from $6.3 million in the prior-year period (excluding non-cash stock-based compensation charges).

Pre-opening and Development Costs. During the 2007 second quarter, pre-opening and development costs were $13.8 million, including $4.8 million for the Atlantic City project, $3.5 million related to the St. Louis projects, and $3.5 million related to the Sugarcane Bay and proposed Baton Rouge projects. For the 2006 second quarter, pre-opening and development costs were $7.0 million, including $4.9 million related to the St. Louis projects.

Interest Expense. Interest expense, net, was $6.5 million for the three months ended June 30, 2007 versus $13.5 million for the three months ended June 30, 2006, principally the result of a significant increase in the portion of interest that was capitalized in the current period. Interest expense before the capitalization of interest was $16.6 million and $14.4 million for the three months ended June 30, 2007 and 2006, respectively, resulting from small increases in both debt levels and interest rates.

Capitalized interest was $10.1 million and $901,000 for the three months ended June 30, 2007 and 2006, respectively. The increase for the three months ended June 30, 2007 is reflective of the development projects achieving higher levels of construction in progress as compared to 2006.

Loss on Early Extinguishment of Debt. During the 2007 second quarter, the Company issued 7.50% fixed-rate, eight-year senior subordinated debt at an effective yield of 7.75%. A majority of the proceeds were used to retire $275 million of floating rate secured term debt which had a current yield of 7.32%. Although the terms of the new debt are much more flexible than the Company’s existing subordinated debt and the fixed interest rate is only slightly higher than the rate that was being paid on the floating rate debt, the transactions resulted in a write-off of $4.7 million in unamortized debt issuance costs. The Company also utilized a portion of the proceeds of the new debt to acquire $25 million in principal amount of its 8.25% notes. Such purchases involved paying a $1.3 million premium for such notes and also resulted in a write-off of $165,000 of debt issuance costs.

Merger Termination Proceeds. The 2006 results reflect net proceeds of approximately $44.8 million related to the Company’s terminated merger agreement with Aztar Corporation. The gross breakup fee was $78.0 million. The difference reflects legal, financing fees and other costs related to the terminated merger agreement.

Discontinued Operations. Discontinued operations income of $1.7 million and $1.3 million, net of income tax, in the three and six months ended June 30, 2007, respectively, includes legal and administrative expenses related to Casino Magic Biloxi offset by a portion of the income tax benefit mentioned above.

The 2006 results include the Company’s two former southern California card clubs and its former Casino Magic Biloxi property. For the three and six months ended June 30, 2006, the Company reported income from discontinued operations, net of income tax, of $7.3 million and $5.4 million, respectively. The three months ended June 30, 2006 included a pre-tax book gain of $10.7 million on the sale of the Crystal Park card club and the six months results also included an asset impairment charge of $4.9 million related to the fair market value of the Casino Magic Biloxi assets.

Income Taxes. The second quarter of 2007 includes a tax benefit of approximately $9.0 million resulting from final resolution of income tax matters related to prior years with both federal and state taxing authorities.

Excluding the effect of these tax settlements, the effective tax rate for the six months ended June 30, 2007 was 32.0%.

Liquidity. The Company had approximately $419.4 million in cash, cash equivalents and restricted cash at June 30, 2007. Of its $1 billion bank credit facility, the Company repaid the outstanding $275 million term loan as discussed above and, in early July, let expire its remaining $100 million delayed-draw term loan facility. The Company retains the $625 million revolving credit facility, none of which was drawn and approximately $17.7 million of which was utilized for letters of credit at June 30, 2007.

Community Contribution

The Company pays significant taxes in the communities in which it operates. During the first six months of 2007, Pinnacle paid or accrued $114.4 million in gaming taxes, $10.4 million in payroll taxes, $5.7 million in property taxes, and $1.9 million in sales taxes. Setting aside income taxes, the Company paid or accrued $132.4 million for taxes to state and local authorities in the first six months of 2007.

Investor Conference Call

Pinnacle will hold a conference call for investors today, August 7, 2007, at 11:00 a.m. EDT (8:00 a.m. PDT) to discuss its 2007 second quarter and six month financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com. There is no passcode required for this call.

A replay of the conference call will be available shortly after the conclusion of the call through August 14, 2007 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 11419759. The conference call will also be available for replay at www.pnkinc.com.

Non-GAAP Financial Measures

(1) Consolidated Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income (loss) are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development costs, non-cash share-based compensation, asset impairment costs, merger termination proceeds, corporate-level litigation settlement costs, gain (loss) on sale of equity security investments, loss on early extinguishment of debt, minority interest and discontinued operations; and defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenues. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development costs, non-cash share-based compensation, asset impairment costs, merger termination proceeds, corporate-level litigation settlement costs, gain (loss) on sale of equity security investments, loss on early extinguishment of debt, minority interest and discontinued operations. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business segments. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued, and also eliminates merger termination proceeds due to their non-recurring nature. Management also reviews pre-opening and development costs separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. Additionally, management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is how management reviews and analyzes the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Additionally, management believes Adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA, and Adjusted net income (loss) are not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of GAAP net income (loss) to Adjusted net income (loss).

About Pinnacle Entertainment

Pinnacle Entertainment Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri, Argentina and The Bahamas; owns a hotel in Missouri; and has significant insurance claims related to a hurricane-damaged hotel and casino complex previously operated in Biloxi, Mississippi. Pinnacle also has two casino development projects under construction in the St. Louis, Missouri area, which are dependent upon final approval by the Missouri Gaming Commission. Pinnacle is currently developing the Company’s second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay and anticipates developing a casino project in Baton Rouge, Louisiana, subject to various approvals. Additionally, Pinnacle owns a casino site at the heart of the famed Boardwalk in Atlantic City, New Jersey on which it plans to build a major new casino resort.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future growth, construction projects, construction schedules and budgets and new development opportunities, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s substantial funding needs in connection with its development projects, current expansion projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources; (b) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties, including results from the opening of its new facilities, may not yield an adequate return on its substantial investments; (c) many construction-related factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (d) the Company’s Atlantic City project presents many risks, and it may not realize the financial and strategic goals that are contemplated from the development; (e) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (f) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for our St. Louis City and County projects, Sugarcane Bay and our Baton Rouge projects, some of which are beyond our control; (g) because the Company has considerable leverage, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficultly obtaining additional financing; (h) the terms of the Company’s credit facility and the indentures governing its subordinated indebtedness impose operating and financial restrictions on the Company; (i) damage and closures caused by Hurricane Katrina in the New Orleans area make the Company’s future operating results at Boomtown New Orleans less predictable and the Company expects near-term operating results and margins at its Boomtown New Orleans facility to be lower than prior-year periods; (j) the outcome of the lawsuit with certain of the Company’s insurers related to damage incurred at Casino Magic Biloxi could affect the Company’s right to, or delay, the receipt of insurance proceeds with respect to its hurricane-affected properties; (k) the Company’s insurance policy limits for Weather Catastrophe Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; and (l) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Gaming	$202,777	$194,679	$407,159	$400,043
Food and beverage	11,669	11,793	22,531	22,433
Truck stop and service station	6,243	8,187	11,903	14,015
Hotel and recreational vehicle park	5,780	7,937	12,264	14,598
Other	6,415	6,234	11,854	11,881

	232,884	228,830	465,711	462,970

Expenses and Other Costs:
Gaming	115,387	108,561	234,358	222,265
Food and beverage	11,295	11,046	22,196	21,374
Truck stop and service station	5,978	7,776	11,284	13,221
Hotel and recreational vehicle park	2,761	3,464	6,089	7,009
General and administrative	48,759	41,041	96,944	80,453
Other operating expenses	2,744	2,448	5,061	4,638
Depreciation and amortization	18,920	16,963	39,464	33,369
Pre-opening and development costs	13,778	6,984	25,313	11,040
Non-cash share-based compensation	2,337	1,196	4,549	2,596
Write-downs and other charges	985	—	985	—

	222,944	199,479	446,243	395,965

Operating income	9,940	29,351	19,468	67,005
Interest income	4,479	3,463	8,961	5,968
Interest expense, net of capitalized interest	(6,403)	(13,550)	(15,691)	(27,685)
Merger termination proceeds, net of related expenses	—	44,821	—	44,821
Loss on early extinguishment of debt	(6,124)	—	(6,124)	—

Income from continuing operations before income taxes	1,892	64,085	6,614	90,109
Income tax benefit (expense)	6,290	(25,389)	4,854	(35,988)

Income from continuing operations	8,182	38,696	11,468	54,121
Income from discontinued operations, net of taxes	1,720	7,311	1,343	5,360

Net income	$9,902	$46,007	$12,811	$59,481

Net income per common share – basic
Income from continuing operations	$0.14	$0.81	$0.20	$1.15
Income from discontinued operations, net of taxes	0.03	0.15	0.02	0.11

Net income per common share—basic	$0.17	$0.96	$0.22	$1.26

Net income per common share – diluted
Income from continuing operations	$0.13	$0.78	$0.19	$1.11
Income from discontinued operations, net of taxes	0.03	0.15	0.02	0.11

Net income per common share—diluted	$0.16	$0.93	$0.21	$1.22

Number of shares—basic	59,712	47,968	58,616	47,181
Number of shares—diluted	61,096	49,607	60,147	48,798

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2007	December 31, 2006
Assets
Cash, cash equivalents and restricted cash	$419,422	$216,653
Other assets	268,374	260,806
Property and equipment, net	1,434,005	1,260,371

Total assets	$2,121,801	$1,737,830

Liabilities and Stockholders’ Equity
Liabilities	$265,935	$268,958
Long-term debt	791,236	774,289

Total liabilities	1,057,171	1,043,247
Stockholders’ equity	1,064,630	694,583

Total liabilities and stockholders’ equity	$2,121,801	$1,737,830

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(In thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues
L’Auberge du Lac	$81,827	$77,594	$159,599	$157,266
Boomtown New Orleans	40,985	52,042	82,719	115,239
Belterra Casino Resort	44,480	42,901	88,863	83,257
Boomtown Bossier City	22,229	23,918	46,670	49,337
President Riverboat Casino	14,856	—	31,334	—
Boomtown Reno	18,962	22,520	36,239	39,398
International	9,271	6,609	17,839	12,900
Other (a)	274	3,246	2,448	5,573

Total Revenues	$232,884	$228,830	$465,711	$462,970

Adjusted EBITDA (b)
L’Auberge du Lac	$20,878	$17,739	$37,623	$35,191
Boomtown New Orleans	14,294	21,655	28,845	51,391
Belterra Casino Resort	11,461	10,256	21,052	19,166
Boomtown Bossier City	4,415	6,083	9,995	13,552
President Riverboat Casino	1,682	—	5,118	—
Boomtown Reno	1,934	2,194	2,527	2,383
International	1,972	2,201	4,916	4,725
Other (a)	259	617	(337)	706

	56,895	60,745	109,739	127,114
Corporate	(10,935)	(6,251)	(19,960)	(13,104)

Consolidated Adjusted EBITDA	$45,960	$54,494	$89,779	$114,010

Reconciliation to Income from Continuing Operations
Consolidated Adjusted EBITDA	$45,960	$54,494	$89,779	$114,010
Pre-opening and development costs	(13,778)	(6,984)	(25,313)	(11,040)
Non-cash share-based compensation	(2,337)	(1,196)	(4,549)	(2,596)
Write-downs and other charges	(985)	—	(985)	—
Depreciation and amortization	(18,920)	(16,963)	(39,464)	(33,369)
Interest expense, net of interest income and capitalized interest	(1,924)	(10,087)	(6,730)	(21,717)
Merger termination proceeds, net of related expense	—	44,821	—	44,821
Loss on early extinguishment of debt	(6,124)	—	(6,124)	—
Income tax (expense) benefit	6,290	(25,389)	4,854	(35,988)

Income from continuing operations	$8,182	$38,696	$11,468	$54,121

(a)	Includes the former Embassy Suites Hotel, the hotel portion of which was closed for renovation on March 31, 2007. The Company plans to re-open the hotel in connection with the opening of Lumière Place.
(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income to Adjusted Net Income

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Adjusted net income (a)
Net income	$9,902	$46,007	$12,811	$59,481
Pre-opening and development costs	8,316	4,217	17,215	6,631
Loss on early extinguishment of debt	3,696	—	4,165	—
Non-cash share-based compensation	1,411	722	3,094	1,559
Write-downs and other charges	595	—	670	—
Income tax benefit	(7,040)	—	(6,970)	—
Merger termination proceeds, net of related expenses	—	(27,064)	—	(26,920)
Income from discontinued operations, net of taxes	(1,720)	(7,311)	(1,343)	(5,360)

Adjusted net income	$15,160	$16,571	$29,642	$35,391

Adjusted per common share – diluted
Net income	$0.16	$0.93	$0.21	$1.22
Pre-opening and development costs	0.14	0.09	0.29	0.14
Loss on early extinguishment of debt	0.06	—	0.07	—
Non-cash share-based compensation	0.03	0.01	0.05	0.03
Write-downs and other charges	0.01	—	0.01	—
Income tax benefit	(0.12)	—	(0.12)	—
Merger termination proceeds, net of related expenses	—	(0.55)	—	(0.55)
Income from discontinued operations, net of taxes	(0.03)	(0.15)	(0.02)	(0.11)

Adjusted net income per common share – diluted	$0.25	$0.33	$0.49	$0.73

Number of shares – diluted	61,096	49,607	60,147	48,798

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted net income.

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